Exhibit 99.2

Abeona Therapeutics Inc.

2023 Employment Inducement Equity Incentive Plan

Restricted Stock Award Agreement

Recitals

A. The Board of Directors of Abeona Therapeutics Inc., a Delaware corporation, and any successor corporation to all or substantially all of the assets or voting stock of the Corporation has adopted the Plan for the purpose of providing new employees of the Corporation or any Subsidiary with the opportunity to receive grants of equity awards. All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in Paragraph 6.

B. This Agreement is intended to constitute an “employment inducement” award under New York Stock Exchange (“NYSE”) Rule 303A.08, and consequently is intended to be exempt from the NYSE rules regarding stockholder approval of stock option plans or other equity compensation arrangements. This Agreement and the terms and conditions of the Award shall be interpreted in accordance with and consistent with such exception.

NOW, THEREFORE, it is hereby agreed as follows:

1. Stock Grant.

(a) Grant. Subject to the terms and conditions set forth in this Agreement and the Plan, the Corporation hereby grants to Participant, as of the Grant Date, a restricted stock award of the number of shares of Common Stock specified in the Grant Notice (the “Issued Shares”) pursuant to the provisions of the Plan.

(b) Stockholder Rights. Until such time as the Issued Shares are forfeited pursuant to the Forfeiture Restriction, Participant (or any successor in interest) shall have all the rights of a stockholder (including voting, dividend and liquidation rights) with respect to the Issued Shares, subject, however, to the transfer restrictions of Paragraph 2.

2. Transfer Restrictions.

(a) Restriction on Transfer. Except for any Permitted Transfer, Participant shall not transfer, assign, encumber or otherwise dispose of any of the Issued Shares which are subject to the Forfeiture Restriction.

(b) Transferee Obligations. Each person (other than the Corporation) to whom the Issued Shares are transferred by means of a Permitted Transfer must, as a condition precedent to the validity of such transfer, acknowledge in writing to the Corporation that such person is bound by the provisions of this Agreement and that the transferred shares are subject to the Forfeiture Restriction, to the same extent such shares would be so subject if retained by Participant.

3. Forfeiture Restriction.

(a) Forfeiture Restriction. Upon the date Participant ceases for any reason to remain in Service, all of the Issued Shares in which Participant is not, at the time of his or her cessation of Service, vested in accordance with the Vesting Schedule set forth in Paragraph 3(b) or any vesting acceleration under Paragraph 3(d) (such shares to be hereinafter referred to as the “Unvested Shares”) shall be immediately forfeited and returned to the Corporation without any further action by the Corporation (the “Forfeiture Restriction”).

(b) Termination of the Forfeiture Restriction.

(i) Participant shall vest in the Issued Shares, and the Forfeiture Restriction shall concurrently lapse with respect to the Issued Shares, upon Participant’s completion of Service in accordance with the Vesting Schedule set forth in the Grant Notice. For the avoidance of doubt, except to the extent provided in Paragraph 3(d)(ii) below, in the case of a Participant termination between vesting dates, no pro rata portion of the Issued Shares shall vest.

(ii) Notwithstanding subparagraph (i) above, Participant shall vest in the Issued Shares, and the Forfeiture Restriction shall concurrently lapse with respect to the Issued Shares, upon Participant’s death or Disability.

(c) Recapitalization. Any new, substituted or additional securities or other property (including cash paid other than as a regular cash dividend) which is by reason of any Recapitalization distributed with respect to the Issued Shares shall be immediately subject to the Forfeiture Restriction and any escrow requirements hereunder, but only to the extent the Issued Shares are at the time covered by such right or escrow requirements. Appropriate adjustments to reflect such distribution shall be made to the number and/or class of Issued Shares subject to this Agreement and to the Forfeiture Restriction in order to reflect the effect of any such Recapitalization upon the Corporation’s capital structure.

(d) Change in Control.

(i) In the event a Change in Control occurs during Participant’s period of Service, the Committee in its sole discretion may determine that the Forfeiture Restriction (i) is to be assigned to the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the terms of the Change in Control transaction, or (ii) is to be terminated and the shares of Common Stock subject to that terminated right are to immediately vest in full.

(ii) To the extent the Forfeiture Restriction remains in effect following a Change in Control, such right shall apply to any new securities or other property (including any cash payments) received in exchange for the Issued Shares in consummation of the Change in Control, but only to the extent the Issued Shares are at the time covered by such right. The new securities or other property (including any cash payments) issued or distributed with respect to the Issued Shares in consummation of the Change in Control shall be immediately deposited in escrow with the Corporation (or the successor entity) and shall not be released from escrow until Participant vests in such securities or other property in accordance with the same Vesting Schedule in effect for the Issued Shares.

(iii) Notwithstanding the foregoing, in the event that a Change in Control occurs within 180 days measured from the Grant Date and the Forfeiture Restriction remains in effect following such Change in Control, the Forfeiture Restriction shall lapse upon Participant’s termination of Service following the Change in Control, other than due to Participant’s Misconduct.

4. Manner of Accepting Grant. In order to accept this grant with respect to the Issued Shares, Participant must take the following actions:

(a) Notify the Corporation of the acceptance by following the procedures set forth in the AST System.

(b) Make appropriate arrangements with the Corporation (or Subsidiary employing or retaining Participant) for the satisfaction of all applicable tax withholding requirements, if any.

5. General Provisions.

(a) Assignment. The Corporation may assign its right to receive shares pursuant to the Forfeiture Restriction to any person or entity selected by the Board, including (without limitation) one or more stockholders of the Corporation.

(b) At Will Employment. Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Subsidiary employing or retaining Participant) or of Participant, which rights are hereby expressly reserved by each, to terminate Participant’s Service at any time for any reason, with or without cause, subject to the terms of any employment agreement between the Corporation and Participant.

(c) Notices. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices. Any notice required to be given or delivered to Participant shall be in writing and addressed to Participant at the address indicated in the Grant Notice. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

(d) No Waiver. The failure of the Corporation in any instance to enforce the Forfeiture Restriction shall not constitute a waiver of any other repurchase rights that may subsequently arise under the provisions of this Agreement or any other agreement between the Corporation and Participant. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.

(e) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without resort to that state’s conflict-of-laws rules.

(f) Participant Undertaking. Participant hereby agrees to take whatever additional action and execute whatever additional documents the Corporation may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either Participant or the Issued Shares pursuant to the provisions of this Agreement.

(g) Agreement is Entire Contract. This Agreement constitutes the entire contract between the parties hereto with regard to the subject matter hereof. This Agreement is made pursuant to the provisions of the Plan and shall in all respects be construed in conformity with the terms of the Plan. A copy of the Plan and the related prospectus are available electronically through the AST System.

(h) Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and upon Participant, Participant’s permitted assigns and the legal representatives, heirs and legatees of Participant’s estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to join herein and be bound by the terms hereof.

(i) Electronic Delivery. The Corporation may, in its sole discretion, decide to deliver by email or other electronic means, including through the AST System, any documents related to this Agreement, the Issued Shares, any other securities of the Corporation or any other Corporation-related documents, including notices to stockholders required by applicable law, the Corporation’s Certificate of Incorporation and/or Bylaws. Participant hereby (i) consents to receive such documents by email or other electronic means, (ii) consents to the use of electronic signatures, and (iii) if applicable, agrees to participate in the Plan and/or receive any such documents related to the Plan through an on-line or electronic system established and maintained by the Corporation or a third party designated by the Corporation. The Corporation may deliver the above-described documents to Participant by sending a communication to Participant’s email address set forth in the AST System or, if no email address is set forth therein, to the last email address for Participant the Corporation has on file.

6. Definitions.

The following definitions shall be in effect under the Agreement:

(a) Agreement shall mean this Restricted Stock Award Agreement.

(b) AST System shall mean American Stock Transfer’s Equity Plan Solutions participant platform or any successor participant platform.

(c) Board shall mean the Corporation’s Board of Directors.

(d) Change in Control shall have the meaning ascribed to such term in the Plan.

(e) Code shall have the meaning ascribed to such term in the Plan.

(f) Committee shall have the meaning ascribed to such term in the Plan.

(g) Common Stock shall have the meaning ascribed to such term in the Plan.

(h) Corporation shall mean Abeona Therapeutics Inc., a Delaware corporation, and any successor corporation to all or substantially all of the assets or voting stock of Abeona Therapeutics Inc.

(i) Director shall have the meaning ascribed to such term in the Plan.

(j) Disability shall have the meaning ascribed to such term in the Plan.

(k) Employee shall have the meaning ascribed to such term in the Plan.

(l) Employer shall have the meaning ascribed to such term in the Plan.

(m) Family Member shall mean any of the following members of Participant’s family: any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law.

(n) Forfeiture Restriction shall have the meaning assigned to such term in Paragraph 3.

(o) Grant Date shall mean the award date of the restricted stock award as specified in the Grant Notice.

(p) Grant Notice shall mean the notice of restricted stock award provided to Participant through the AST System, pursuant to which Participant has been informed of the basic terms of the grant evidenced hereby.

(q) Issued Shares shall have the meaning assigned to such term in Paragraph 1(a).

(r) Key Advisor shall have the meaning ascribed to such term in the Plan.

(s) Misconduct shall have the meaning ascribed to such term in the Plan.

(t) Participant shall mean the person to whom Issued Shares are issued under the Plan, as specified in the Grant Notice.

(u) Permitted Transfer shall mean (i) a gratuitous transfer of the Issued Shares to one or more of Participant’s Family Members or to a trust established for Participant or one or more such Family Members, provided and only if Participant obtains the Corporation’s prior written consent to such transfer, (ii) a transfer of title to the Issued Shares effected pursuant to Participant’s will or the laws of inheritance following Participant’s death or (iii) a transfer to the Corporation in pledge as security for any purchase- money indebtedness incurred by Participant in connection with the acquisition of the Issued Shares.

(v) Plan shall mean the Corporation’s 2023 Employment Inducement Equity Incentive Plan.

(w) Recapitalization shall mean any of the following transactions affecting the Corporation’s outstanding Common Stock as a class without the Corporation’s receipt of consideration: any stock split, stock dividend, spin-off transaction, extraordinary distribution (whether in cash, securities or other property), recapitalization, reincorporation, combination of shares, exchange of shares or other similar transaction affecting the Common Stock without the Corporation’s receipt of consideration.

(x) Service shall mean Participant’s performance of services for the Corporation (or any Subsidiary, whether now existing or subsequently established) in the capacity of an Employee, Key Advisor or Director. For purposes of this Agreement, Participant shall be deemed to cease Service immediately upon the occurrence of either of the following events: (i) Participant no longer performs services in any of the foregoing capacities for the Corporation or any Subsidiary or (ii) the entity for which Participant is performing such services ceases to remain a Subsidiary of the Corporation, even though Participant may subsequently continue to perform active services for that entity, unless Participant transfers employment or service to an Employer. Service shall not be deemed to cease during a period of military leave, sick leave or other bona fide leave approved by the Corporation; provided that such leave does not exceed the longer of 90 days or the period during which the absent Participant’s reemployment rights, if any, are guaranteed by statute or contract. To the extent consistent with applicable law, the Committee may provide that the Issued Shares continue to vest for all or a portion of the period of such leave, or that vesting shall be tolled during such leave and only recommence upon Participant’s return from such leave.

(y) Subsidiary shall have the meaning ascribed to such term in the Plan.

(z) Unvested Shares shall have the meaning assigned to such term in Paragraph 3(a).

(aa) Vesting Schedule shall mean the vesting schedule specified in Paragraph 3(b) pursuant to which Participant is to vest in the Issued Shares over Participant’s period of Service.